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NEWS RELEASE
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                    HOLLYWOOD ENTERTAINMENT ANNOUNCES
             FIRST QUARTER EARNINGS ABOVE PREVIOUS GUIDANCE
             AND FURTHER RAISES EARNINGS GUIDANCE FOR 2003


PORTLAND, OREGON. - April 15, 2003 - Hollywood Entertainment Corporation (Nasdaq: HLYW), owner of the Hollywood Video chain of more than 1,800 video superstores, today announced income from operations of $55.0 million and adjusted net income of $0.42 per diluted share for the first quarter ended March 31, 2003. First quarter 2003 income from operations and adjusted net income per diluted share increased 34% and 40% respectively compared to income from operations of $40.9 million and adjusted net income of $0.30 per diluted share in the first quarter of 2002. Unadjusted net income for the quarter ended March 31, 2003 was $0.31 per diluted share. However, the Company believes its calculation of adjusted net income per diluted share provides a better measure of the Company's operating performance by excluding items not related to ongoing operations, such as charges for the early retirement of debt and adjustments to valuation allowances on deferred tax assets. The presentation of adjusted net income per diluted share also provides for better comparability to prior periods. For a reconciliation of adjusted net income per diluted share to net income per diluted share as reported, please refer to page 6 of this press release.

For the first quarter ended March 31, 2003, the Company reported total revenue of $417.6 million, representing an increase of 15% compared to revenue of $363.6 million for the first quarter of 2002, primarily attributable to an increase in same store sales of 13%. During the first quarter, the Company added 84 new Game Crazy departments to existing Hollywood Video stores and opened 11 new Hollywood Video stores, of which four included a Game Crazy department. As of March 31, 2003, the Company operated 1,837 Hollywood Video stores, of which 361 included a Game Crazy department.

Commenting on the Company's results, Mark Wattles, CEO and Founder, said, "We had another great quarter. We started the quarter believing we could achieve at least a 5% increase in same store sales within our core business, not including growth from Game Crazy. The rental business, which represents our most profitable revenue stream, was stronger than anticipated, increasing approximately 9% and driving significant operating leverage. The extra cash flow from operations allowed us to prepay all of the term facility payments due for the entire year 2003. In addition to being proud of our first quarter results, we are confident about the future. Despite the temporary adverse impact from the war in Iraq, we exceeded our guidance for the first quarter, and based upon our current performance, we expect to meet or exceed our guidance for the second quarter."

For 2003, the Company previously announced that it expects same store sales to increase 12% to 14% for the full year, with the first, second, third and fourth quarters contributing 10%, 9%, 12% and 16% respectively. Actual first quarter same store sales increased 13%. The Company today reaffirmed its same store sales guidance for the remaining quarters of 2003 as well as for the full year. As it relates to 2003 adjusted net income per diluted share, the Company had previously announced it expects adjusted net income to be in the range of $1.40 to $1.45 per diluted share for the full year, with the first, second, third and fourth quarters contributing at least $0.35, $0.28, $0.30 and $0.47 per diluted share respectively. Actual first quarter adjusted net income was $0.42 per diluted share. The Company today reaffirmed its adjusted net income guidance of at least $0.28, $0.30 and $0.47 per diluted share for the individual remaining quarters of 2003, but increased its adjusted net income guidance for the full year to at least $1.50 per diluted share to reflect the better-than-expected results in the first quarter, as well as management's confidence going forward. For a reconciliation of management's guidance regarding adjusted net income per diluted share with unadjusted net income per diluted share, please refer to page 7 of this press release.

The Company will host a conference call at 10:00 A.M. Eastern Standard Time, which may be accessed by dialing (773) 756-4600 and referring to the pass code HOLLYWOOD. Immediately after the call, a replay will be made available at (402) 280-9908 and will be accessible through April 29, 2003. In addition, the call may be accessed on the home page of the Company's web site, http://www.hollywoodvideo.com, or on http://www.streetevents.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes the targets and expectations reflected in these forward-looking statements are based upon reasonable assumptions, these targets and expectations may not be achieved. Important factors that could cause actual results to differ materially from the Company's targets and expectations include the level of demand for movie and video game rentals and purchases, the effects of competition and changing technologies, the timing, availability and cost to the Company of newly-released movies and video games, weather, general economic and market conditions, the effects of war, the Company's ability to open and manage new stores and departments within existing stores, quarter-end closing adjustments and factors disclosed in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.


                           #       #       #


INVESTOR 		Alex Bond
CONTACT:		Senior Vice President, Finance & Business Development
			Phone: (503) 570-5667
			E-mail: alex@hlyw.com

                   HOLLYWOOD ENTERTAINMENT CORPORATION
                  CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, in thousands, except per share amounts)


                                              Three Months Ended
                                                   March 31,
                                              ------------------
                                                2003      2002
                                              --------  --------
REVENUE:
  Rental product revenue                      $364,547  $330,439
  Merchandise sales                             53,045    33,209
                                              --------  --------
                                               417,592   363,648
COST OF REVENUE:
  Cost of rental product                       116,610   115,751
  Cost of merchandise                           39,082    24,888
                                              --------  --------
                                               155,692   140,639
                                              --------  --------
GROSS MARGIN                                   261,900   223,009

OPERATING COSTS AND EXPENSES:
  Operating and selling                        175,086   158,045
  General and administrative                    30,393    24,029
  Store opening expense                          1,385         -
                                              --------  --------
                                               206,864   182,074
                                              --------  --------
INCOME FROM OPERATIONS                          55,036    40,935

Interest expense, net                           (9,664)  (11,976)
Early debt retirement                          (12,467)   (3,534)
                                              --------  --------
Income before income taxes                      32,905    25,425

Benefit (provision) for income taxes           (13,327)    1,018
                                              --------  --------
NET INCOME                                    $ 19,578  $ 26,443
                                              ========  ========

----------------------------------------------------------------
Net income per share:
   Basic                                         $0.33     $0.51
   Diluted                                       $0.31     $0.46
----------------------------------------------------------------
Weighted average shares outstanding:
   Basic                                        59,867    51,610
   Diluted                                      63,898    57,163
----------------------------------------------------------------

ADJUSTED NET INCOME (1)                       $ 26,996  $ 17,231
                                              ========  ========
Adjusted net income per diluted share         $   0.42      0.30


(1) See disclosures regarding non-GAAP financial information at the end of this press release.

                  HOLLYWOOD ENTERTAINMENT CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share amounts)


                                                  March 31,    December 31,
                                                ------------    -----------
                                                    2003            2002
                                                ------------    -----------
                                                 (Unaudited)
ASSETS

Current assets:
  Cash and cash equivalents                      $    65,168    $    33,145
  Cash held by trustee for refinancing                     -        218,531
  Receivables, net                                    33,512         34,996
  Merchandise inventories                            105,459         97,307
  Prepaid expenses and other current assets           12,913         14,772
                                                 -----------    -----------
     Total current assets                            217,052        398,751

Rental inventory, net                                259,219        260,190
Property and equipment, net                          259,094        255,497
Goodwill                                              64,934         64,934
Deferred tax asset, net                              138,450        147,813
Other assets, net                                     19,800         19,191
                                                 -----------    -----------
                                                 $   958,549    $ 1,146,376
                                                 ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term obligations $ 9,827 $ 27,678 Subordinated notes to be retired with cash held by trustee (including accrued
     interest of $8.1 million)                             -        212,080
   Accounts payable                                  139,765        158,423
   Accrued expenses                                  101,470        108,432
   Accrued interest                                    2,848          2,923
   Income taxes payable                                3,636          1,151
                                                 -----------    -----------
     Total current liabilities                       257,546        510,687

Long-term obligations, less current portion          405,000        361,068
Other liabilities                                     17,117         17,472
                                                 -----------    -----------
                                                     679,663        889,227
                                                 -----------    -----------
Shareholders' equity:
   Preferred stock, 25,000,000 shares
     authorized; no shares issued and
     outstanding                                           -              -
   Common stock, 100,000,000 shares authorized;
     60,101,168 and 59,796,573 shares issued
     and outstanding, respectively                   505,396        503,403
   Unearned compensation                                (531)          (697)
   Accumulated deficit                              (225,979)      (245,557)
                                                 -----------    -----------
     Total shareholders' equity                      278,886        257,149
                                                 -----------    -----------
                                                 $   958,549    $ 1,146,376
                                                 ===========    ===========

                        HOLLYWOOD ENTERTAINMENT CORPORATION
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited, in thousands)


                                                      Three Months Ended
                                                           March 31,
                                                    -----------------------
                                                       2003          2002
                                                    ---------     ---------
OPERATING ACTIVITIES:
 Net income                                         $  19,578     $  26,443
 Adjustments to reconcile net income
   to cash provided by operating activities:
  Write off of deferred financing costs                 5,827         3,534
  Amortization of rental product                       58,536        54,347
  Depreciation                                         14,969        15,082
  Amortization of deferred financing costs                698         1,087
  Tax benefit from exercise of stock options            1,219             -
  Change in deferred rent                                (355)         (312)
  Change in deferred taxes                              9,363             -
  Non-cash stock compensation                             167         1,505
 Net change in operating assets and liabilities:
  Receivables                                           1,484        (1,928)
  Merchandise inventories                              (8,152)       (4,518)
  Accounts payable                                    (18,658)      (13,096)
  Accrued interest                                     (8,215)       (9,888)
  Other current assets and liabilities                 (2,626)       (1,854)
                                                    ---------     ---------
     Cash provided by operating activities             73,835        70,402
                                                    ---------     ---------
INVESTING ACTIVITIES:
 Purchases of rental inventory, net                   (57,565)      (69,259)
 Purchases of property and equipment, net             (18,566)       (2,082)
 Increase in intangibles and other assets                (211)         (331)
 Net proceeds from indenture trustee                  218,531             -
                                                    ---------     ---------
     Cash provided by (used in)
      investing activities                            142,189       (71,672)
                                                    ---------     ---------
FINANCING ACTIVITIES:
 Proceeds from issuance of common stock                     -       120,750
 Equity financing costs                                     -        (7,234)
 Extinguishment of subordinated debt                 (250,000)
 Borrowings under new term loan facility              200,000       150,000
 Repayment of prior revolving loan                   (107,500)     (240,000)
 Decrease in credit agreements                        (15,000)       (2,500)
 Debt financing costs                                  (6,915)       (5,250)
 Repayments of capital lease obligations               (5,359)       (3,547)
 Proceeds from exercise of stock options                  773           938
                                                    ---------     ---------
     Cash provided by (used in) financing
      activities                                     (184,001)       13,157
                                                    ---------     ---------

INCREASE IN CASH AND CASH EQUIVALENTS                  32,023        11,887

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR         33,145        38,810
                                                    ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF THE FIRST
 QUARTER                                            $  65,168     $  50,697
                                                    =========     =========

                  HOLLYWOOD ENTERTAINMENT CORPORATION
          Disclosures Regarding Non-GAAP Financial Information


Adjusted Net Income and Adjusted Net Income per Diluted Share

The Company believes its calculation of adjusted net income and adjusted net income per diluted share provides a better measure of the Company's operating performance by excluding items not related to ongoing operations such as charges for early retirement of debt and adjustments to valuation allowances on deferred tax assets. The presentation of adjusted net income and adjusted net income per diluted share also provides for better comparability to prior periods. A reconciliation of net income to adjusted net income and adjusted net income per diluted share is as follows:


                                                      Three Months Ended
                                                           March 31,
                                                   ----------------------
                                                      2003          2002
                                                   ---------    ---------
Net Income (1)                                        19,578       26,443
                                                   ---------    ---------
Add back early debt retirement                     $  12,467    $   3,534
Less tax benefit from early debt retirement           (5,049)      (1,308)
Less income tax provision as recorded (2)                  -          290
Less provision for income taxes at
  assumed normalized tax rate of 40.5% (2)                 -      (11,728)
                                                   ---------    ---------
Adjusted net income                                $  26,996    $  17,231
                                                   ---------    ---------
Weighted average diluted share                        63,898       57,163
Adjusted net income per diluted share              $    0.42    $    0.30


(1) Net income in the three months ended March 31, 2003 was reduced by a provision for income taxes based on the Company's effective tax rate of 40.5%.
(2) Net income in the three months ended March 31, 2002 benefited from the reduction in a valuation allowance on the Company's deferred income tax assets, resulting in an effective tax rate of 1.0% (excluding the benefit from early debt retirement). The Company reduced the allowance based upon its belief that certain future tax benefits would be realized as a result of income during the period and anticipated future income. The Company believes a 40.5% effective tax rate is more representative of a normalized provision for income taxes when the valuation allowance reduction is excluded.

                    HOLLYWOOD ENTERTAINMENT CORPORATION
    Disclosures Regarding Non-GAAP Financial Information (Continued)


EBITDA

The Company also believes EBITDA, as defined below, is an additional measurement that is useful in understanding our operating results, including our ability to meet our growth plans and debt service requirements. The Company's calculation of EBITDA is not necessarily comparable to EBITDA reported by other companies due to the lack of uniform definition. The Company defines EBITDA as income from operations before special items plus depreciation and amortization (excluding amortization of rental product) plus/minus non-cash expense/income items. Following is a table calculating EBITDA (in thousands):


                                        Three Months Ended
                                           December 31,
                                      ---------------------
                                         2003        2002
                                      ---------   ---------

Income from operations                $  55,036   $  40,935
Depreciation and amortization            14,969      15,082
Non-cash stock option compensation          167       1,505
                                      ---------   ---------
EBITDA                                $  70,172   $  57,522
                                      =========   =========


Earnings Guidance

The following table reconciles the Company's guidance of adjusted net income per diluted share to net income per diluted share. Because the Company's quarterly guidance is stated in minimums, the Company's full year guidance exceeds the sum of the quarters.


                            2003 Three Month Period Ending
                            ------------------------------     Year
                            Mar 31  Jun 30  Sep 30  Dec 31     2003
                            ------  ------  ------  ------    ------
Net income per diluted
 share                      $ 0.31  $ 0.28  $ 0.30  $ 0.47    $ 1.39
Add back charges for
 early debt retirement        0.11       -       -       -      0.11
                            ------  ------  ------  ------    ------
Adjusted net income per
 diluted share              $ 0.42  $ 0.28  $ 0.30  $ 0.47    $ 1.50